SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2005
DAVE & BUSTER’S, INC.
(Exact name of registrant as specified in its charter)

Missouri (State of incorporation)	0000943823 (Commission File Number)	43-1532756 (IRS Employer Identification Number)
2481 Manana Drive
Dallas TX 75220
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 357-9588
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☑	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
     On December 8, 2005, Dave & Buster’s, Inc. (“D&B”), WS Midway Holdings, Inc. (“Holdings”), and WS Midway Acquisition Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”).
     Subject to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of all parties, Merger Sub will be merged with and into D&B (the “Merger”). Upon effectiveness of the Merger, each outstanding share of common stock of D&B, other than shares owned by D&B, Holdings or their subsidiaries and other than dissenting shares, if any, will be converted into the right to receive $18.05 per share in cash.
     D&B has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to operate its business in the ordinary course consistent with past practice during the period between execution of the merger agreement and the date of the merger and to refrain from specified non-ordinary course activities during that period. D&B has also agreed to call a meeting of D&B’s shareholders to consider approval of the merger and that the D&B board of directors will recommend approval and adoption of the Merger Agreement by D&B’s shareholders, subject to certain exceptions to permit the D&B directors to comply with their fiduciary duties.
     D&B has generally agreed not to solicit proposals relating to alternative business combination transactions, enter into discussions or negotiations concerning, or provide confidential information in connection with, alternative business combination transactions or approve or recommend an alternative business combination transaction. However, the Merger Agreement permits D&B to take one or more of the prohibited actions referred to above, subject to the provisions of the Merger Agreement, in response to certain unsolicited business combination proposals. If D&B concludes that an alternative business combination proposal is a superior proposal, upon compliance with the applicable terms of the Merger Agreement, D&B may terminate the Merger Agreement (subject to its payment of the termination fee referred to below).
     The Merger Agreement also provides for customary covenants providing for the parties to use reasonable best efforts to take actions necessary for the closing of the merger, including obtaining necessary regulatory approvals, and maintaining various employee benefits for D&B’s employees for specified periods of time. Consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by D&B’s shareholders and the receipt of certain regulatory approvals.
     The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances generally including a competitive takeover bid by a third party, D&B may be required to pay Holdings a termination fee of $10,175,000 and to reimburse Holdings’ expenses up to $3,000,000. The foregoing description of the Merger Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

     Additional information about this transaction is set forth in the press release attached hereto as Exhibit 99.1.
Item 2.02. Results of Operations and Financial Condition.
     On December 8, 2005, D&B issued a press release announcing our results of operations for our third quarter ended October 30, 2005. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (c)     Exhibits. The following are filed as Exhibits to this Report.
2.1	Agreement and Plan of Merger, dated December 8, 2005, by and among WS Midway Holdings, Inc., WS Midway Acquisition Sub, Inc., and Dave & Buster’s, Inc.

99.1	Press release dated December 8, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVE & BUSTER’S, INC.
Date: December 9, 2005	By:	/s/ W.C. HAMMETT, JR.
W.C. Hammett, Jr.
Chief Financial Officer